Exhibit 99.1
Press Release Dated September 9, 2008

NEWS RELEASE
September 9, 2008

Farmers Capital Bank Corporation Updates Status of its Investment in GSE Preferred Stocks, Remains “Well-Capitalized”

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) announced that the aggregate market value of its investments in Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”) preferred stock at the close of business on Monday September 8, 2008 was $1.8 million compared to its original purchase amount of $15.5 million. The value of the Company’s investments in these preferred stocks has declined $12.9 million or 88% since June 30, 2008, including a one-day drop of $6.4 million following the weekend announcement on September 7 that Fannie Mae and Freddie Mac are suspending dividend payments and being placed into conservatorship by the Federal Housing Finance Agency. These preferred stocks were also downgraded by the rating agencies to below investment grade. It is currently not clear when or if the Company will recover the value of its investments in these preferred stocks.

The Company will record a non-cash other-than-temporary impairment charge of approximately $13.7 million this quarter relating to its investments in these preferred stocks. This represents an after-tax amount of $8.9 million or $1.21 per share. The Company expects to be able to utilize the tax benefit of the impairment loss largely as a result of prior-year capital gains from the sale of a subsidiary and also from other tax planning strategies.

The Company’s estimated impairment write-down is based on the September 8 closing prices of the individual stocks. The Company continues to monitor the market and will finalize estimates as necessary. The Company continues to hold its original investment of 381,935 shares of Freddie Mac Series Z preferred stock, 120,000 shares of Fannie Mae Series T preferred stock, and 100,000 shares of Fannie Mae Series S preferred stock.

The Company anticipates remaining “well-capitalized”, as defined by its regulatory authorities, subsequent to the recording of any impairment charges relating to its preferred stock investments in Fannie Mae and Freddie Mac. The Company expects its regulatory total capital ratio to be approximately 12.2% at September 30, 2008. This amount remains above the 10.0% level defined by regulators as being “well-capitalized”. The Company does not foresee a need to raise additional equity capital as a result of the expected impairment write-down.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by us with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.